Exhibit (c)(3)

SPEEDWAYMOTORSPORTS, INC.



Sprint
Coca-Cola





Update for the Special Committee

Project Slingshot

July 2, 2019

Morgan Stanley

STRICTLY PRIVATE & CONFIDENTIAL

Situation Update

Speedway Motorsports, Inc.

- On June 18, 2019 BAML on behalf of SFC provided an updated proposal over the phone at $19.25/TRK share, an increase from the initial proposal from April 24, 2019 at $18.00/TRK share
- On June 21, 2019, Jim Holden, the chair of the TRK Special Committee, communicated to Bill Brooks, TRK's Vice President, Treasurer, and CFO representing the Smith Family and SFC, that the proposal should be more aligned with NASCAR's bid for ISC in terms of EBITDA multiple valuation
- On June 25, 2019, Bill Brooks provided an updated proposal over the phone at $19.75/TRK share
  - Represents a 10% increase from initial proposal at $18.00/TRK share (higher than NASCAR's 7% increase, from $42.00/ISC share to $45.00/ISC share)
  - Represents a 42% premium to 1-day prior to initial bid and a 36% premium to 30-day VWAP prior to initial bid
  - Implies an 8.1x AV / 2019E EBITDA multiple relative to the 8.5x AV / 2019E EBITDA multiple implied by NASCAR's final proposal for ISC

Speedway Motorsports Bid Update

SPEEDWAYMOTORSPORTS, INC.

			Speedway Motorsports			International Speedway	
			Initial Proposal	Second Proposal	Updated Proposal	Initial Proposal	Final Proposal
		TRK Statistic	$18.00	$19.25	$19.75	$42.00	$45.00
Prior to ISC Bid	1 Day Prior (11/9/2018)	$16.34	10.2%	17.8%	20.9%	7.5%	15.2%
	VWAP 30 Day Prior[1]	$16.19	11.2%	18.9%	22.0%	13.8%	21.9%
	L12M High	$21.05	(14.5%)	(8.6%)	(6.2%)	(10.9%)	(4.6%)
	L12M Low	$14.66	22.8%	31.3%	34.7%	19.4%	27.9%
Prior to TRK Bid	1 Day Prior (4/23/2019)	$13.94	29.1%	38.1%	41.7%		
	VWAP 30 Day Prior[1]	$14.53	23.9%	32.5%	35.9%		
	L12M High	$18.36	(2.0%)	4.8%	7.6%		
	L12M Low	$13.47	33.6%	42.9%	46.6%		
AV / EBITDA	2019E[2]	$116	7.5x	8.0x	8.1x	8.0x	8.5x
	2020E[2]	$116	7.5x	8.0x	8.1x	7.3x	8.3x

Source: CapIQ, Wall Street equity research and companies filings
Notes:
1. VWAP based on trading days
2. TRK EBITDA reflects Wells Fargo Equity Research; ISC EBITDA reflects consensus estimates

Update on Outreach to Potentially Interested Third Parties

- Morgan Stanley contacted key decision makers at media and entertainment companies with the most likely potential interest in Speedway Motorsports, including AEG, Comcast, Fox, and Liberty Media
- None of the contacted companies engaged further on the opportunity
  - Consistent feedback was that a minority position in Speedway Motorsports was not compelling

Potentially Interested Third Parties

Disclaimer

SPEEDWAYMOTORSPORTS, INC.

We have prepared this document solely for informational purposes. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. You and your directors, officers, employees, agents and affiliates must hold this document and any oral information provided in connection with this document in strict confidence and may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately.

We have prepared this document and the analyses contained in it based, in part, on certain assumptions and information obtained by us from the recipient, its directors, officers, employees, agents, affiliates and/or from other sources. Our use of such assumptions and information does not imply that we have independently verified or necessarily agree with any of such assumptions or information, and we have assumed and relied upon the accuracy and completeness of such assumptions and information for purposes of this document. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, in relation to the accuracy or completeness of the information contained in this document or any oral information provided in connection herewith, or any data it generates and accept no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information. We and our affiliates and our and their respective officers, employees and agents expressly disclaim any and all liability which may be based on this document and any errors therein or omissions therefrom. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, that any transaction has been or may be effected on the terms or in the manner stated in this document, or as to the achievement or reasonableness of future projections, management targets, estimates, prospects or returns, if any. Any views or terms contained herein are preliminary only, and are based on financial, economic, market and other conditions prevailing as of the date of this document and are therefore subject to change. We undertake no obligation or responsibility to update any of the information contained in this document. Past performance does not guarantee or predict future performance.

This document and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the recipient. We recommend that the recipient seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this document. This document does not constitute and should not be considered as any form of financial opinion or recommendation by us or any of our affiliates. This document is not a research report and was not prepared by the research department of Morgan Stanley or any of its affiliates.

Notwithstanding anything herein to the contrary, each recipient hereof (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the proposed transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to the tax treatment and tax structure. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal and state income tax treatment of the proposed transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors.

This document is provided by Morgan Stanley & Co. LLC and/or certain of its affiliates or other applicable entities, which may include Morgan Stanley Realty Incorporated, Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A., Morgan Stanley & Co. International plc, Morgan Stanley Securities Limited, Morgan Stanley Bank AG, Morgan Stanley MUFG Securities Co., Ltd., Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., Morgan Stanley Asia Limited, Morgan Stanley Australia Securities Limited, Morgan Stanley Australia Limited, Morgan Stanley Asia (Singapore) Pte., Morgan Stanley Services Limited, Morgan Stanley & Co. International plc Seoul Branch and/or Morgan Stanley Canada Limited Unless governing law permits otherwise, you must contact an authorized Morgan Stanley entity in your jurisdiction regarding this document or any of the information contained herein.